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                                                                    EXHIBIT 5.1

April 22, 1998

Litton Industries, Inc.
21240 Burbank Blvd.
Woodland Hills, CA  91367

Re:  Registration Statement on Form S-8 of Litton Industries, Inc.

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the "Registration Statement" being filed by Litton Industries, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 200,000 shares of the Company's common stock, par value $1 per share, to be issued or reserved for issuance in connection with the Company's Performance Award Plan (the "Plan") (such shares of the Company's stock, the "Shares").

I have examined original or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

Based on the foregoing, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. When the Shares have been issued under the Plan in the manner contemplated by the Registration Statement, while the Registration Statement is effective and in compliance with applicable securities laws, the Shares will be duly and validly issued, fully paid, and nonassessable.

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April 22, 1998
Page 2





I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinions" in Part II of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act.

Very truly yours,


/s/ John E. Preston
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John E. Preston